EXHIBIT 5
OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP
June 29, 2009
Apollo Group, Inc.
4025 S. Riverpoint Parkway
Phoenix, Arizona 85040

Re:	Apollo Group, Inc. — Registration Statement for Offering of 975,481 Shares of Class A Common Stock
Dear Ladies and Gentlemen:
We have acted as counsel to Apollo Group, Inc., an Arizona corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 975,481 shares of the Company’s Class A common stock (the “Shares”) issuable under the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Plan”).
          This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
          We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Plan. Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of duly authorized award agreements under the Plan and in accordance with the Registration Statement, the Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.
          We consent to your filing this letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
          This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP